Exhibit 99.1

FOR IMMEDIATE RELEASE

April 18, 2006

A. O. Smith reports improved first quarter earnings

on 12 percent sales increase

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced first quarter 2006 net earnings of $15.5 million or $.50 per share. Net earnings included an after-tax loss of approximately $3.1 million or $.10 per share from foreign currency contracts related to financing of the GSW acquisition.

Excluding the currency loss, first quarter earnings were $18.6 million or $.60 per share compared with first quarter 2005 net earnings of $14.3 million or $.48 per share. Additional currency transactions related to the completion of the acquisition, subsequent to the close of the first quarter, will result in an offsetting currency gain of approximately $3.2 million or $.10 per share in the second quarter.

Revenues for the quarter ended March 31 were $459.2 million, a 12 percent increase over the first quarter of 2005. Reported results do not include GSW, which was acquired during the first week of April, following the close of the first quarter.

“Operating performance was strong in the first quarter,” Chairman and Chief Executive Officer Paul W. Jones commented. “A 14 percent increase in sales at Water Products, resulting from higher sales of residential product, a stronger market for commercial water heaters, and continued growth in China, generated an operating margin of more than 11 percent.”

“Sales at Electrical Products grew more than 10 percent in the quarter but earnings improvement was tempered by higher costs for utilities and freight.”

“Earlier this month we completed the acquisition of GSW and have started the

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integration process. GSW and American Water Heater Company have outstanding customers, and we look forward to continuing to serve their water heater needs. At the same time, we are pleased to welcome the employees from GSW and American Water Heater Company into the A. O. Smith family,” Jones added.

Water Products

First quarter sales of $231.3 million were 14 percent higher than the comparable period last year, reflecting higher sales of residential product, a stronger commercial market, and significantly higher sales in China. First quarter sales in China increased 43 percent to $24 million.

Operating earnings increased 25 percent to $25.9 million due to the higher sales, generating an operating profit margin of 11.2 percent of sales.

Electrical Products

First quarter sales of $229.2 million were 11 percent higher than the same period in 2005 due to higher sales of HVAC-related products, as well as new programs, and increased volumes in the distribution market.

Operating earnings increased nine percent to $13.6 million. Despite the higher sales, earnings improvement was partially offset by increased costs for utilities and freight. Electrical Products’ first quarter operating margin was 5.9 percent, slightly lower than in the same period last year.

GSW

On April 4, the company completed its acquisition of GSW, a Canadian-based manufacturer of water heaters and building products, for approximately $340 (U. S.) million in cash. GSW’s 2005 sales were approximately $520 million (U.S.).

The addition of GSW to A. O. Smith’s existing water heater operations expands the company’s position in both the growing retail channel of the U.S. residential water heater market segment, as well as in the commercial and residential segments of the Canadian water heater market.

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A. O. Smith expects to generate savings of $3 million in 2006 primarily from reduced costs for raw materials. The company forecasts earnings accretion in 2006 from the acquisition, including these synergies, to total approximately $.35 per share or $11 million after taxes.

The company projects synergy savings of between $10 and $15 million before taxes in 2007 as manufacturing and logistical efficiencies come on line. In combination with operating profit and net of interest and taxes, the acquisition is expected to generate earnings accretion of between $.60 and $.70 per share in 2007.

GSW is made up of two business segments, water heating and building products. The water heating segment manufactures and markets water heaters sold in the U.S. and Canada through its American Water Heater Company and GSW Water Heater subsidiaries. The water heater segment reported 2005 sales of $490 million (U.S.). The 2005 sales of the Building Products business were $30 million (U.S.). A. O. Smith indicated it is exploring its strategic alternatives regarding the Building Products business.

Though not consolidated in A. O. Smith’s first quarter results, GSW’s first quarter sales and operating earnings were slightly higher than in the same period of 2005. Following the completion of the $340 (U. S.) million acquisition earlier this month, A. O. Smith’s debt-to-capital ratio increased to approximately 46 percent compared with approximately 24 percent at the close of the first quarter on March 31.

Outlook

A. O. Smith forecasts 2006 earnings of between $2.30 and $2.50 per share, which includes expected nine-month earnings accretion of $.35 per share from the acquisition of GSW.

Excluding GSW, the base water products business is projecting higher sales and income in 2006. Sales are expected to increase modestly as a result of improved

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residential wholesale water heater segment penetration and growth in the commercial water heater segment. Additionally, sales from the company’s operation in China are expected to exceed $100 million compared with $86 million in 2005.

In spite of concerns about potential cost volatility for raw materials and freight, the company believes its Water Products company will generate a full-year operating margin in excess of 10 percent of sales in 2006, before inclusion of the GSW operating results.

Electrical Products expects to report higher sales and profits in 2006. Higher sales will result from improved pricing to offset higher material costs, new business, and the fourth quarter 2005 acquisition of the Yueyang Zhongmin commercial hermetic motors business in China. In addition to the higher volume, earnings will also benefit from last year’s restructuring initiatives.

These gains will be partially offset by higher costs for copper, as well as strengthening of the Mexican peso, increased freight expense, and higher employee costs, particularly health care and pension expenses.

Additionally, because of the record-breaking performance in the air-conditioning segment in 2005, the company believes that the HVAC segment could prove difficult in the second half of the year, especially if extended cool spring weather tempers the normal air-conditioning buying season.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or

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words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with integrating acquired businesses and attaining projected synergies; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward- looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2006	2005
Net sales	$459.2	$409.2
Cost of products sold	360.3	321.1

Gross profit	98.9	88.1

Selling, general and administrative	68.5	62.4
Restructuring and other charges	1.5	0.9
Interest expense	3.0	3.4
Other expense	4.4	0.1

	21.5	21.3
Tax provision	6.0	7.0

Net Earnings	$15.5	$14.3

Net Earnings Per Share of Common Stock (Diluted)	$0.50	$0.48

Average Common Shares Outstanding (000’s omitted)	30,924	30,005

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2006	December 31 2005
ASSETS:
Cash and cash equivalents	$37.3	$24.0
Receivables	314.4	278.8
Inventories	241.8	225.4
Deferred income taxes	6.4	9.9
Other current assets	50.9	37.9

Total Current Assets	650.8	576.0

Net property, plant and equipment	353.0	356.9
Goodwill and other intangibles	323.4	323.5
Deferred income taxes	3.1	3.4
Other assets	34.3	32.9

Total Assets	$1,364.6	$1,292.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$235.8	$205.1
Accrued payroll and benefits	28.5	33.5
Product warranty	17.6	17.3
Long-term debt due within one year	6.9	6.9
Other current liabilities	43.5	44.8

Total Current Liabilities	332.3	307.6

Long-term debt	191.5	162.4
Other liabilities	98.9	99.4
Pension liability	110.3	110.4
Stockholders’ equity	631.6	612.9

Total Liabilities and Stockholders’ Equity	$1,364.6	$1,292.7

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2006	2005
Operating Activities
Net earnings	$15.5	$14.3

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	12.4	13.1
Net change in current assets and liabilities	(32.5)	(14.0)
Net change in noncurrent assets and liabilities	(0.8)	(1.4)
Other	0.7	0.4

Cash Provided by (Used in) Operating Activities	(4.7)	12.4

Investing Activities
Acquisition of business	(1.4)	—
Capital expenditures	(8.9)	(7.4)

Cash Used in Investing Activities	(10.3)	(7.4)

Financing Activities
Long-term debt incurred (retired)	29.1	(15.3)
Other stock transactions	4.1	—
Dividends paid	(4.9)	(4.7)

Cash Provided by (Used in) Financing Activities	28.3	(20.0)

Net increase / (decrease) in cash and cash equivalents	13.3	(15.0)
Cash and cash equivalents - beginning of period	24.0	25.1

Cash and Cash Equivalents - End of Period	$37.3	$10.1

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2006	2005
Net sales
Electrical Products	$229.2	$207.1
Water Systems	231.3	202.5
Inter-Segment Sales	(1.3)	(0.4)

	$459.2	$409.2

Operating earnings
Electrical Products	$13.6	$12.5
Water Systems	25.9	20.8
Inter-Segment earnings	(0.1)	—

	39.4	33.3

Corporate expenses	(14.9)	(8.6)
Interest expense	(3.0)	(3.4)

Earnings before income taxes	21.5	21.3

Tax provision	6.0	7.0

Net earnings	$15.5	$14.3